FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2013 FOURTH QUARTER AND YEAR-END RESULTS AND ANNOUNCES
FIRST QUARTER 2014 GUIDANCE
Cudahy, WI - February 5, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and twelve months ended December 31, 2013.
Roadrunner's summary financial results for the three and twelve months ended December 31 are highlighted below. Fourth quarter 2013 net income available to common stockholders increased 17.7% over the prior year quarter to $11.2 million. Fourth quarter diluted income per share available to common stockholders was $0.29, equal to the prior year.
Roadrunner's December 2012 and August 2013 stock offerings increased the weighted averaged diluted shares outstanding for the three months ended December 31, 2013 by 4.6 million shares and impacted diluted income per share by $0.04 from the prior year quarter.

	Three Months Ended		Year Ended
(In thousands, except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Total revenues	$366,967	$295,069	$1,361,410	$1,073,354
Net revenues (total revenues less purchased transportation costs)	$110,113	$90,558	$417,135	$319,895
Depreciation and amortization	5,081	2,990	16,311	9,499
Other operating expenses	86,863	69,751	314,610	240,673
Acquisition transaction expenses	—	85	851	773
Operating income	$18,169	$17,732	$85,363	$68,950
Net income available to common stockholders	11,214	9,527	48,996	37,530
Weighted average diluted shares outstanding	39,152	33,101	37,913	32,425
Diluted income per share available to common stockholders	$0.29	$0.29	$1.29	$1.16

2013 Fourth Quarter Results
In discussing the company's fourth quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Although strong organic and acquisition-related revenue growth led to a 24.4% increase in 2013 fourth quarter revenues and a 21.6% increase in 2013 fourth quarter net revenues over the fourth quarter of 2012, our lower than expected diluted income per share in the fourth quarter of 2013 resulted primarily from the following major factors that affected all of our segments. We experienced unfavorable claims developments during the fourth quarter of 2013, primarily related to increased accidents involving claims, accelerating costs on settled claims and, correspondingly, increased reserves on new claims. This resulted in insurance and claims expense that was approximately $3.8 million greater than the prior year quarter, causing a $0.06 impact on diluted income per share. Although our recently opened LTL terminals continued to perform well during the fourth quarter of 2013 and contributed to most of our LTL revenue growth during the quarter, these terminals have a lower freight density and net revenue margin as compared with our legacy terminals. Additional costs incurred in our LTL segment due to lower freight density negatively impacted our fourth quarter diluted income per share by approximately $0.02. Final valuations of definite-lived intangible assets related to our 2013 acquisitions of Marisol International and Adrian Carriers increased amortization expense by approximately $0.5 million, which negatively impacted our 2013 fourth quarter diluted income per share by $0.01. Our freight consolidation business had startup costs related to a significant new customer award that continued beyond the normal startup period and additional costs incurred due to a third party customer order system issue. The additional costs within our freight consolidation business negatively impacted our fourth quarter diluted income per share by $0.01. Lastly, external factors such as the severe weather experienced throughout the United States during the month of December and compliance with new hours of service rules impacted revenue growth and operational efficiencies across all of our segments, which negatively impacted our 2013 fourth quarter diluted income per share by $0.02. During the fourth quarter of 2013, the above noted factors were partially offset by net contingent earnout adjustments of $2.6 million related to prior acquisitions and a reduction in our effective tax rate from 38.8% for the fourth quarter of 2012 to 29.2% for the fourth quarter 2013 due to a permanent tax benefit related to contingent earnout adjustments.
“LTL revenues grew by $5.7 million, or 4.4%, during the fourth quarter of 2013 from the prior year fourth quarter. Our LTL revenue growth over the prior year quarter was almost entirely attributable to our recently opened terminals. The revenue growth throughout our entire LTL network was negatively impacted by the severe weather experienced throughout the United States during the month of December. Our net revenue margin decreased from 28.1% in the fourth quarter of 2012 to 27.7% in the fourth quarter of 2013. This decline resulted primarily from the lower net revenue margin at our recently opened LTL terminals and load inefficiencies due to the December weather impacts noted above. We also incurred $2.3 million of additional expense in our LTL segment related to increased insurance claims and redundant dock costs related to new terminal freight. Until our recently opened LTL terminals can build sufficient density to send loads direct to the final destination, the new terminal loads will be combined with our legacy terminal loads resulting in double handling and redundant dock costs. These issues resulted in our LTL operating ratio deteriorating from 94.9% in the fourth quarter of 2012 to a 96.1% in the fourth quarter of 2013. We expect our organizational restructuring announced in late December and our continued efforts to upgrade our sales and safety/risk management personnel will drive LTL performance improvements from the fourth quarter 2013 level.
“TL revenues grew by $36.7 million, or 25.6%, during the fourth quarter of 2013 from the prior year fourth quarter. Incremental revenues from our 2013 acquisitions accounted for $23.1 million of the increase, with the remaining $13.7 million representing 9.5% organic growth. Our fourth quarter revenues and operating costs in our TL segment were negatively affected by severe weather experienced throughout the United States during the month of December, sluggish economic conditions, increased costs associated with hours of service rules and a flat pricing environment. During the quarter, we also incurred $2.4 million of additional expense in our TL segment related to increased insurance claims, continuing startup costs related to a significant new business award, and a third party customer order system issue. These increased expenses were offset by a $1.5 million net contingent purchase price adjustment related to prior TL acquisitions, whose revised forecasted performance yields lower future earn-out payments. Our TL operating ratio deteriorated from 92.8% in the fourth quarter of 2012 to 93.6% in the fourth quarter of 2013 primarily due to the issues outlined above, as well as the addition of key management personnel to execute our growth strategy, and a greater percentage of our TL revenue growth in truckload services and drayage, which have lower operating margins than our warehousing business. However, the positive impact of our recent TL acquisitions and organic revenue growth led to a 12.3% increase in TL operating income quarter-over-quarter.
“TMS revenue grew by $30.9 million, or 130.0% during the fourth quarter of 2013 from the prior year fourth quarter, primarily as a result of our 2013 TMS acquisitions of Adrian Carriers and Marisol International. This growth led to a 35.9% increase in TMS operating income quarter-over-quarter. Final valuations of definite-lived intangible assets related to our acquisitions of Marisol International and Adrian Carriers resulted in increased amortization expense of approximately $0.5 million sequentially from the third quarter 2013 to the fourth quarter 2013.
"Our consolidated revenue increased 26.8% to $1,361.4 million in fiscal 2013 from $1,073.4 million in fiscal 2012. This revenue growth was a combination of both organic- and acquisition related growth. Our consolidated operating income increased 23.8% to $85.4 million in fiscal 2013 from $69.0 million in fiscal

2012. Our consolidated net income available to common stockholders increased 30.6% to $49.0 million in fiscal 2013 from $37.5 million in fiscal 2012. Our diluted income per share available to common stockholders increased 11.2% to $1.29 in fiscal 2013 from $1.16 in fiscal 2012. Our December 2012 and August 2013 stock offerings increased the weighted average diluted shares outstanding for the year ended December 31, 2013 by 4.3 million shares and impacted diluted income per share by $0.16 from the prior year."
2014 First Quarter Guidance
Commenting on guidance for the first quarter of 2014, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the first quarter to be in the range of $350 million to $375 million, representing an increase of 17% to 25% from the first quarter of 2013. We expect diluted income per share available to common stockholders to be between $0.27 and $0.30, compared to diluted income per share available to common stockholders of $0.29 in the prior year quarter. Our diluted per share guidance range reflects approximately $0.02 for effects of severe weather experienced in January 2014 throughout the United States. In addition, the guidance reflects the expected headwinds associated with building density in our recently opened LTL terminals and increased insurance costs. The guidance also reflects our August 2013 stock offering, which will increase the weighted average diluted shares outstanding in the three months ending March 31, 2014 by approximately 1.5 million shares and will impact diluted income per share by $0.01 from the prior year period."
2013 Fourth Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload logistics (TL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
LTL revenues, including fuel, increased 4.4% to $135.5 million for the fourth quarter of 2013 from $129.9 million for the fourth quarter of 2012. LTL net revenues for the fourth quarter of 2013 were $37.5 million, or 27.7% of LTL revenues, compared with $36.4 million, or 28.1% of LTL revenues, for the fourth quarter of 2012. LTL operating income was $5.2 million, or 3.9% of LTL revenues, for the fourth quarter of 2013 compared with $6.6 million, or 5.1% of LTL revenues, for the fourth quarter of 2012.
Summary LTL operating statistics for the three and twelve months ended December 31, 2013 and 2012 are shown below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Operating ratio	96.1	94.9		93.4	93.1
Tonnage (in thousands of tons)	373.1	354.3	5.3%	1,553.7	1,368.0	13.6%
Shipments (in thousands)	576.1	540.4	6.6%	2,404.8	2,090.4	15.0%
Revenue per hundredweight (incl. fuel)	$17.97	$17.92	0.3%	$17.93	$18.46	(2.9)%
Revenue per hundredweight (excl. fuel)	$14.82	$14.61	1.4%	$14.72	$15.08	(2.4)%
Weight per shipment (lbs.)	1,295	1,311	(1.2%)	1,292	1,309	(1.3%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.24	0.0%	$1.24	$1.24	0.0%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment. Operating statistics include EFS beginning as of the date of acquisition, August 10, 2012.

TL revenues increased 25.6% to $180.1 million for the fourth quarter of 2013 from $143.4 million for the fourth quarter of 2012. The improvement was primarily due to increased load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of Central Cal, A&A, DCT, Wando Trucking, TA Drayage, G.W. Palmer Logistics, and Yes Trans. For the fourth quarter of 2013, these acquisitions collectively contributed TL revenues of $31.6 million. Overall, TL net revenues for the fourth quarter of 2013 were $57.3 million, or 31.8% of TL revenues, compared with $47.2 million, or 32.9% of TL revenues, for the fourth quarter of 2012. TL operating income was $11.5 million, or 6.4% of TL revenues, for the fourth quarter of 2013 compared with $10.3 million, or 7.2% of TL revenues, for the fourth quarter of 2012.
TMS revenues for the fourth quarter of 2013 increased 130.0% to $54.7 million from $23.8 million for the fourth quarter of 2012. The improvement in revenue was primarily due to the Adrian Carriers and Marisol International acquisitions. TMS net revenues for the fourth quarter of 2013 were $15.3 million, or 28.0% of TMS revenues, compared with $6.9 million, or 29.1% of TMS revenues, for the fourth quarter of 2012. TMS operating income was $3.8 million, or 7.0% of TMS revenues, for the fourth quarter of 2013, compared with $2.8 million, or 11.8% of TMS revenues, for the fourth quarter of 2012.
Conference Call
A conference call is scheduled for Wednesday, February 5, 2014 at 4:30 p.m. Eastern Time. To access the conference call, please dial 877-280-4957 (U.S.) or 857-244-7314 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 38041669. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, February 12, 2014, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 92333888. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload (“LTL”), truckload logistics (“TL”), transportation management solutions (“TMS”), intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; Roadrunner's organic and acquisition related growth; the impact of Roadrunner's December 2012 and August 2013 stock offerings; Roadrunner’s expectation that its organizational restructuring and continued efforts to upgrade its sales and safety/risk management personnel will drive LTL performance improvements from the fourth quarter 2013 level; the impact of Roadrunner's acquisitions; Roadrunner's expected revenues, diluted income per share available to common stockholders, net income available to common stockholders, and weighted average diluted shares outstanding for the first quarter of 2014; the impact of severe weather experienced in January 2014 throughout the United States; and the expected headwinds associated with building density in Roadrunner’s recently opened LTL terminals and increased insurance costs. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$366,967	$295,069	$1,361,410	$1,073,354
Operating expenses:
Purchased transportation costs	256,854	204,511	944,275	753,459
Personnel and related benefits	39,816	33,928	151,158	119,955
Other operating expenses	47,047	35,823	163,452	120,718
Depreciation and amortization	5,081	2,990	16,311	9,499
Acquisition transaction expenses	—	85	851	773
Total operating expenses	348,798	277,337	1,276,047	1,004,404
Operating income	18,169	17,732	85,363	68,950
Interest expense:
Interest on long-term debt	2,320	2,169	7,883	7,981
Dividends on preferred stock subject to mandatory redemption	—	—	—	49
Total interest expense	2,320	2,169	7,883	8,030
Income before provision for income taxes	15,849	15,563	77,480	60,920
Provision for income taxes	4,635	6,036	28,484	23,390
Net income available to common stockholders	$11,214	$9,527	$48,996	$37,530
Earnings per share available to common stockholders:
Basic	$0.30	$0.30	$1.36	$1.21
Diluted	$0.29	$0.29	$1.29	$1.16
Weighted average common stock outstanding:
Basic	37,518	31,732	36,133	31,040
Diluted	39,152	33,101	37,913	32,425

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,438	$11,908
Accounts receivable, net of allowances of $2,722 and $1,476, respectively	171,165	122,947
Deferred income taxes	848	3,800
Prepaid expenses and other current assets	34,865	26,461
Total current assets	212,316	165,116
Property and equipment, net of accumulated depreciation of $30,869 and $20,108, respectively	96,558	68,576
Other assets:
Goodwill	512,157	442,143
Intangible assets, net	30,363	12,710
Other noncurrent assets	11,756	12,263
Total other assets	554,276	467,116
Total assets	$863,150	$700,808
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$10,938	$17,000
Accounts payable	67,141	54,887
Accrued expenses and other liabilities	35,666	29,132
Total current liabilities	113,745	101,019
Long-term debt, net of current maturities	181,702	144,500
Other long-term liabilities	67,338	63,210
Total liabilities	362,785	308,729
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 37,564 and 34,371 shares issued and outstanding	376	344
Additional paid-in capital	384,292	325,034
Retained earnings	115,697	66,701
Total stockholders’ investment	500,365	392,079
Total liabilities and stockholders’ investment	$863,150	$700,808

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com